SPHERE ENTERTAINMENT CO. REPORTS
FISCAL 2024 FIRST QUARTER RESULTS

Sphere in Las Vegas Successfully Opened on September 29th with Start of U2’s 36-Show Run
Exosphere Launched First-Ever Brand Campaign in September, Followed by Several Additional High-Profile Campaigns
The Sphere Experience Featuring Darren Aronofsky’s Postcard from Earth Debuted on October 6th to Critical Acclaim

NEW YORK, N.Y., November 8, 2023 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal first quarter ended September 30, 2023.
On September 29, 2023, the Company successfully opened Sphere in Las Vegas in a milestone event that garnered worldwide press and social media coverage. Recent Sphere highlights include:
•U2 opened the venue with the start of its multi-month run at Sphere. To-date, every U2 show has been sold-out;
•In light of the strong demand, 11 more U2 shows have been added in January and February 2024, bringing the band’s planned number of performances at the venue to 36 in total;
•The Sphere Experience – a signature content category – debuted on October 6th, featuring Darren Aronofsky’s Postcard from Earth. This original cinematic film has already earned critical acclaim for its captivating visuals and use of the venue’s next-generation, immersive technologies;
•In early September, Sphere launched its first-ever brand campaign on the Exosphere with YouTube’s NFL Sunday Ticket and the venue has since featured a number of additional campaigns with prominent global brands; and
•Next week, Formula 1 will begin a planned multi-day takeover of Sphere for the inaugural Las Vegas Grand Prix.
At MSG Networks, the start of the 2023-24 NBA and NHL seasons marked the first year of availability for MSG Networks’ direct-to-consumer and authenticated steaming service, MSG+, which offers monthly and annual subscriptions, and, in an industry first, the ability to purchase on a per-game basis. In addition, MSG Networks has reached a multi-year rights renewal with the NHL’s New Jersey Devils. Under the arrangement, MSG Networks will continue as the exclusive regional telecast partner of the New Jersey Devils and will continue to distribute a full schedule of Devils games across MSG Networks’ platforms.
For the fiscal 2024 first quarter, the Company reported revenues of $118.0 million, a decrease of $5.1 million, as compared to the prior year quarter. In addition, the Company reported an operating loss of $69.8 million, an increase of $18.7 million, and an adjusted operating loss of $57.9 million, an increase of $27.1 million, both as compared to the prior year quarter.(1)(2)
Executive Chairman and CEO James L. Dolan said, “Sphere’s opening in Las Vegas in September represented a significant milestone, generating worldwide attention and marking the beginning of a new chapter for our Company. We are building positive momentum across Sphere and remain confident that we are well positioned to drive long-term value for shareholders.”
Segment Results for the Three Months Ended September 30, 2023 and 2022:

(In millions)	Three Months Ended
	September 30,		Change
	2023	2022	$	%
Revenues:
Sphere	$7.8	$0.7	$7.1	NM
MSG Networks	110.2	122.5	(12.3)	(10)%
Total Revenues	$118.0	$123.1	$(5.1)	(4)%
Operating (Loss) Income:
Sphere	$(98.4)	$(79.1)	$(19.4)	(25)%
MSG Networks	28.7	28.0	0.7	2%
Total Operating Loss	$(69.8)	$(51.1)	$(18.7)	(37)%
Adjusted Operating (Loss) Income:(1)
Sphere	$(83.1)	$(64.1)	$(19.0)	(30)%
MSG Networks	25.2	33.3	(8.1)	(24)%
Total Adjusted Operating Loss	$(57.9)	$(30.8)	$(27.1)	(88)%
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)For the three months ended September 30, 2022, results from continuing operations for the same period include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company for the three months ended September 30, 2023 reflect the Company’s results on a fully standalone basis.
(2)See page 3 of this earnings release for the definition of adjusted operating (loss) income included in the discussion of non-GAAP financial measures.

Sphere
For the fiscal 2024 first quarter, the Sphere segment reported revenues of $7.8 million, an increase of $7.1 million, as compared to the prior year quarter. This was primarily driven by event-related revenues of $4.1 million, reflecting the opening of Sphere in Las Vegas on September 29, 2023. In addition, revenues from sponsorship, signage, Exosphere advertising and suite license fees were $2.6 million, primarily reflecting advertising campaigns on the venue’s Exosphere, which began in September 2023.
For the fiscal 2024 first quarter, the Sphere segment had direct operating expenses of $7.8 million, as compared to no direct operating expenses in the prior year quarter. This primarily included $2.8 million of venue operating costs and $2.2 million of event-related expenses, both reflecting the opening of Sphere in Las Vegas on September 29, 2023. In addition, direct operating expenses included $2.1 million in costs associated with The Sphere Experience, reflecting advertising expenses ahead of the October 6, 2023 debut of The Sphere Experience featuring Darren Aronofsky’s Postcard from Earth.
Fiscal 2024 first quarter selling, general and administrative expenses of $84.2 million increased $7.0 million, or 9%, as compared to the prior year quarter, primarily due to the impact of the Company’s transition services agreement with MSG Entertainment, higher employee compensation and related benefits, and other cost increases. The overall increase was partially offset by the absence of certain corporate expenses that were included in the results of the prior year quarter but were not included in the results for the current year quarter. While the Company did not incur these costs after the spin-off from MSG Entertainment, which occurred in April 2023, and does not expect to incur these costs in future periods, they did not meet the criteria for inclusion in discontinued operations in the prior year quarter.
Fiscal 2024 first quarter operating loss of $98.4 million increased by $19.4 million, as compared to the prior year quarter, primarily reflecting higher depreciation and amortization, direct operating expenses, and selling, general and administrative expenses (including share-based compensation expense and merger and acquisition related costs, net of insurance recoveries), partially offset by the increase in revenues. Adjusted operating loss of $83.1 million increased by $19.0 million, as compared to the prior year quarter, primarily reflecting higher selling, general and administrative expenses (excluding share-based compensation expense and merger and acquisition related costs, net of insurance recoveries) and direct operating expenses, partially offset by the increase in revenues.
MSG Networks
For the fiscal 2024 first quarter, the MSG Networks segment reported total revenues of $110.2 million, a decrease of $12.3 million, or 10%, as compared to the prior year quarter. Affiliation fee revenue decreased $11.7 million, primarily due to a decrease in subscribers of approximately 11.5%, partially offset by the impact of higher affiliation rates in the current year quarter.
Fiscal 2024 first quarter direct operating expenses of $76.7 million increased $1.3 million, or 2%, as compared to the prior year quarter, primarily due to higher rights fees expense of $1.5 million, which mainly reflects annual contractual rate increases in the current year quarter.
Fiscal 2024 first quarter selling, general and administrative expenses of $3.0 million decreased $14.4 million, or 83%, as compared to the prior year quarter. This decrease was primarily due to lower professional fees of $8.0 million, inclusive of litigation-related insurance recoveries associated with the merger of a subsidiary of the Company with MSG Networks Inc., and lower employee compensation and related benefits of $3.7 million.
Fiscal 2024 first quarter operating income of $28.7 million increased $0.7 million, or 2%, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses (including merger and acquisition related costs, net of insurance recoveries), partially offset by the decrease in revenues and, to a lesser extent, the increase in direct operating expenses. Adjusted operating income of $25.2 million decreased $8.1 million, or 24%, as compared to the prior year quarter, primarily due to the decrease in revenues and, to a lesser extent, the increase in direct operating expenses, partially offset by the decrease in selling, general and administrative expenses (excluding merger and acquisition related costs, net of insurance recoveries).

Other Matters
During the fiscal 2024 first quarter, the Company disposed of its remaining approximately 10.1 million shares of MSG Entertainment Class A common stock. That included the repayment of the $65 million delayed draw term loan facility with MSG Entertainment, following its full drawdown in August, using approximately 1.9 million shares of MSG Entertainment Class A common stock. In addition, in September, the Company sold its final approximately 8.2 million shares of MSG Entertainment Class A common stock for approximately $257 million of net proceeds.

About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.
Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before ((i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including merger-related litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until November 15, 2023

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2023	2022
Revenues	$118,007	$123,129
Direct operating expenses	(84,499)	(75,420)
Selling, general, and administrative expenses	(87,144)	(94,631)
Depreciation and amortization	(14,259)	(6,133)
Other gains, net	1,497	2,000
Restructuring charges	(3,391)	—
Operating loss	(69,789)	(51,055)
Other income (expense):
Interest income	4,378	3,333
Other income (expense), net	42,196	(415)
Loss from continuing operations before income taxes	(23,215)	(48,137)
Income tax benefit	90,287	1,834
Income (loss) from continuing operations	67,072	(46,303)
(Loss) income from discontinued operations, net of taxes	(647)	2,260
Net income (loss)	66,425	(44,043)
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(410)
Less: Net income attributable to redeemable noncontrolling interests from discontinued operations	—	1,124
Net income (loss) attributable to Sphere Entertainment Co.’s stockholders	$66,425	$(44,757)

Basic earnings (loss) per common share
Continuing operations	$1.92	$(1.35)
Discontinued operations	$(0.02)	$0.05
Basic earnings (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$1.90	$(1.30)

Diluted earnings (loss) per common share
Continuing operations	$1.90	$(1.35)
Discontinued operations	$(0.01)	$0.05
Diluted earnings (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$1.89	$(1.30)

Weighted-average number of common shares outstanding:
Basic	34,911	34,403
Diluted	35,226	34,403

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, Sphere Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Other gains, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including merger-related litigation expenses and litigation-related insurance recoveries, in all periods.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended
	September 30,
	2023	2022
Operating loss	(69,789)	$(51,055)
Share-based compensation	4,883	11,490
Depreciation and amortization	14,259	6,133
Restructuring charges	3,391	—
Other gains, net	(1,497)	(2,000)
Merger and acquisition related costs, net of insurance recoveries	(9,043)	4,650
Amortization for capitalized cloud computing arrangement costs	22	121
Remeasurement of deferred compensation plan liabilities	(107)	(154)
Adjusted operating loss	$(57,881)	$(30,815)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended September 30, 2023
	Sphere	MSG Networks	Total
Revenues	$7,779	$110,228	$118,007
Direct operating expenses	(7,805)	(76,694)	(84,499)
Selling, general and administrative expenses	(84,150)	(2,994)	(87,144)
Depreciation and amortization	(12,377)	(1,882)	(14,259)
Other gains, net	1,497	—	1,497
Restructuring charges	(3,391)	—	(3,391)
Operating (loss) income	$(98,447)	$28,658	$(69,789)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	3,919	964	4,883
Depreciation and amortization	12,377	1,882	14,259
Restructuring charges	3,391	—	3,391
Other gains, net	(1,497)	—	(1,497)
Merger and acquisition related costs, net of insurance recoveries	(2,702)	(6,341)	(9,043)
Amortization for capitalized cloud computing arrangement costs	—	22	22
Remeasurement of deferred compensation plan liabilities	(107)	—	(107)
Adjusted operating (loss) income	$(83,066)	$25,185	$(57,881)

	Three Months Ended September 30, 2022
	Sphere	MSG Networks	Total
Revenues	$650	$122,479	$123,129
Direct operating expenses	—	(75,420)	(75,420)
Selling, general and administrative expenses	(77,191)	(17,440)	(94,631)
Depreciation and amortization	(4,515)	(1,618)	(6,133)
Other gains, net	2,000	—	2,000
Operating (loss) income	$(79,056)	$28,001	$(51,055)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	9,786	1,704	11,490
Depreciation and amortization	4,515	1,618	6,133
Other gains, net	(2,000)	—	(2,000)
Merger and acquisition related costs	2,749	1,901	4,650
Amortization for capitalized cloud computing arrangement costs	77	44	121
Remeasurement of deferred compensation plan liabilities	$(154)	$—	$(154)
Adjusted operating (loss) income	$(64,083)	$33,268	$(30,815)

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30,	June 30,
	2023	2023
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$451,742	$429,114
Accounts receivable, net	114,247	112,309
Related party receivables, current	41,778	26,405
Prepaid expenses and other current assets	66,255	56,085
Total current assets	674,022	623,913
Non-Current Assets:
Investments in nonconsolidated affiliates	50,788	394,519
Property and equipment, net	3,471,141	3,307,161
Right-of-use lease assets	90,000	84,912
Goodwill	456,807	456,807
Intangible assets, net	17,131	17,910
Other non-current assets	104,765	87,793
Total assets	$4,864,654	$4,973,015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$428,091	$515,731
Related party payables, current	27,691	56,446
Current portion of long-term debt	103,125	82,500
Operating lease liabilities, current	13,104	10,127
Deferred revenue	70,904	27,337
Total current liabilities	642,915	692,141
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	1,098,335	1,118,387
Operating lease liabilities, non-current	111,591	110,259
Deferred tax liabilities, net	285,852	379,552
Other non-current liabilities	90,073	88,811
Total liabilities	2,228,766	2,389,150
Commitments and contingencies
Equity:
Class A Common Stock (1)	282	278
Class B Common Stock (2)	69	69
Additional paid-in capital	2,368,059	2,376,420
Retained earnings	278,461	212,036
Accumulated other comprehensive loss	(10,983)	(4,938)
Total stockholders’ equity	2,635,888	2,583,865
Total liabilities and equity	$4,864,654	$4,973,015
_________________
(1) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,244 and 27,812 shares issued and outstanding as of September 30, 2023 and June 30, 2023, respectively.
(2) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of September 30, 2023 and June 30, 2023.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2023	2022
Net cash used in operating activities	$(94,641)	$(81,183)
Net cash provided by (used in) investing activities	66,498	(285,218)
Net cash provided by (used in) financing activities	50,854	(20,023)
Effect of exchange rates on cash, cash equivalents and restricted cash	(83)	(693)
Net increase (decrease) in cash, cash equivalents and restricted cash	22,628	(387,117)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	429,114	760,312
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	85,698
Cash, cash equivalents and restricted cash at beginning of period	429,114	846,010
Cash, cash equivalents and restricted cash from continuing operations, end of period	451,742	325,748
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	133,145
Cash, cash equivalents and restricted cash at end of period	$451,742	$458,893